Exhibit 10.4

SECOND AMENDMENT entered into as of the 4th day of May, 2006 to the employment agreement entered into as of July 23, 1998 (as amended by First Amendment dated as of May 6, 2005 the "Employment Agreement") by and between Textron, Inc., a Delaware corporation, with its principal office at 40 Westminster Street, Providence, Rhode Island 02903 (the "Company") and Lewis B. Campbell (the "Executive").

W I T N E S S E T H :

WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement to clarify certain provisions.

NOW, THEREFORE, the parties hereto agree as follows:

1.     Section 6.3(b) is amended by adding at the end thereof:

"(the sum of (i) and (ii) being hereinafter referred to as 'Final Annual Compensation')."

2.     Section 6.3(e) is amended to read as follows:

  "Two and one-half (2 1/2) additional years of service (including age as if such service was completed) and compensation credit (at the Executive's "Then Compensation Level") for benefit purposes under any defined benefit type retirement plan, including but not limited to the SERP and the SBP if then in effect, and, if the Executive is not eligible to receive benefits under any such plan on the date of termination, two and one-half (2 1/2) additional years of age for determining eligibility to receive such benefits, provided that benefits under any such plan will not commence until the Executive actually attains the required distribution age under the plan or the Executive's spouse qualifies for death benefits under such plan and further provided that, with regard to any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the additional amounts may be provided on a nonqualified plan basis. "Then Compensation Level" shall mean an annual rate of compensation equal to the sum of (i) Final Annual Compensation and (ii) the performance units and performance share units earned with respect to the measurement periods ending at or about the end of the fiscal year immediately preceding the year of termination (to the extent recognized in the definition of 'Compensation' under the applicable plan; in the case of the SERP as provided in Section 3.4 above such that no amounts deemed earned in respect of performance share units in 2007 (i.e. any grant after the 2004 grant) or later years shall be included in Compensation for purposes of the SERP); provided, however, that with respect to the year of termination, in lieu of utilization of the amount in clause (ii) above, the Executive will be deemed to have received in the year of termination the full amount of performance units and performance share units earned with respect to the measuring periods ending on or about the end of the fiscal year immediately preceding the year of termination (whether or not such amount is actually paid to the Executive prior to the date of termination); provided, further, that, other than as set forth in the immediately preceding proviso, the amounts described in clause (ii) above shall be included in "Compensation" under the plans referred to in this Section 6.3(e) in lieu of any amounts actually paid to the Executive in respect of performance units and performance share units in the year of termination and thereafter."

  3.     Section 8.1(g) is amended to read as follows:

       "(g) A lump-sum cash payment of the actuarial present value equivalent (as determined in accordance with the most favorable (to the Executive) overall actuarial assumptions and subsidies in any of the Company's tax-qualified or nonqualified type defined benefit pension plans in which the Executive then participates) of the accrued benefits accrued by the Executive as of the date of termination under the terms of any nonqualified defined benefit type retirement plan, including but not limited to, the SERP and the SBP, and assuming the benefit was fully vested (and commenced immediately upon such termination) without regard to any minimum age or service requirements. For this purpose, such benefits shall be calculated under the assumption that the Executive's employment continued following the date of termination for three (3) full years (i.e., three (3) additional years of age (including, but not limited to, for purposes of determining the early retirement factor and the actuarial present value, but not the commencement date of benefits for calculation purposes (all of which shall be deemed to commence on the date of termination)), compensation (at the Executive's Then Compensation Level) and service credits shall be added)."

  4.     Section 8.1(j) is amended to insert the words "(at the maximum level)" after the word "units" on the first line thereof.

  5.     Section 8.1 of the Employment Agreement is amended by adding the following new subsection at the end of such section:

       "(n) The Executive shall be entitled to the Performance Bonus, subject to, and in accordance with, Section 3.9 of this Agreement."

  6.     The Employment Agreement, as amended herein, shall remain in full force and effect.

      IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly and authorized officer and the Executive has hereunto set his hand as of the date first above written.

                                                                                               TEXTRON INC.

                                                                                               By:     /s/Terrence O'Donnell
                                                                                                         Name:  Terrence O'Donnell
                                                                                                         Title:  EVP, General Counsel

                                                                           EXECUTIVE

                                                                                                 /s/Lewis B. Campbell
                                                                                               Lewis B. Campbell